Exhibit 10.1

DEFINITIVE AGREEMENT

This Definitive Agreement (the “Agreement”) is made and entered into as of June 23, 2025 (the “Effective Date”) by and between Q&A Distribution LLC (Q&A), a Texas company with office address at 1702 Northtown Dr., Grand Prairie, Tx 75050, USA, and Qi Diagnostics Limited (“Qi Diagnostics”), a medical device company with office address at 10/F, 20 Bute Street, Mongkok, Kowloon, Hong Kong. Q&A and Qi Diagnostics are referred to individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Q&A is a wholly-owned subsidiary of Avalon GloboCare Corp. (Avalon), a clinical- stage, leading cellular technology bio-developer and laboratory service provider dedicated to advancing and empowering innovative, transformative cell therapy and precision diagnostics.

WHEREAS, Qi Diagnostics has expertise in the development and manufacturing of volatile organic compound (VOC) nanosensor-based in vitro diagnostic and screening devices.

WHEREAS, the Parties wish to collaborate strategically to design, validate, and develop a prototype for a Cannabis Breathalyzer device using Qi Diagnostics’ VOC nanosensor technology.

WHEREAS, the Parties executed a Memorandum of Understanding (MOU) dated October 16, 2024, outlining their intent to negotiate and enter into this Definitive Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions

1.1 Project: The co-development of a VOC nanosensor-based point-of-care Cannabis Breathalyzer for screening and detecting Δ9-tetrahydrocannabinol (THC).

1.2 Milestones: The stages of the Project as outlined in Sections 3 (Milestones) and 4 (Payments).

1.3 Intellectual Property (IP): Any and all intellectual property, including patents, trademarks, copyrights, trade secrets, and proprietary information developed under this Agreement.

2.	Scope of Project

2.1 The Parties agree to co-develop a VOC nanosensor-based Cannabis Breathalyzer prototype as outlined in Sections 3 (Milestones) and 4 (Payments). This Agreement will encompass the following Prototype-Enabling arrangements, and agree that these terms shall be binding upon both Parties.

2.2 Q&A will provide funding and regulatory expertise as detailed in Sections 3 (Milestones) and 4 (Payments).

2.3 Qi Diagnostics will provide a milestone-based work plan, justifiable budget, and regular updates on progress.

2.4 Both Parties will jointly publish research papers, present at conferences, and file patent applications related to the Project.

3.	Milestones

3.1 The Project will proceed in stages as outlined below, with defined work plans and timelines. Bi-weekly work-and-progress updates will be provided via online meetings:

Milestone 1: Prototype-Enabling Stage

●	Timeline: 4 months

●	Work plan: THC Nano-sensor testing, data collection and analysis, software development, research-grade validation of proprietary THC nano-sensor, drafting of prototype design.

Milestone 2: Completion of Prototype Design and Key Components Sourcing

●	Timeline: 3 months

●	Work plan: Completion of prototype design, sourcing of components (including THC nano-sensor, chipsets for software operation, external case and lithium battery).

Milestone 3: Prototype Production and Beta-testing

●	Timeline: 4 months

●	Work plan: Prototype production, calibration, beta-testing, filing for trademark, USPTO/PCT patents, and CE Mark (expenses to be equally shared by Q&A and Qi Diagnostics).

Milestone 4: Clinical Validation and FDA Registration

●	Timeline: 6 months

●	Work plan: Human testing, clinical data collection and validation, filing for United States FDA registration (expenses to be equally shared by Q&A and Qi Diagnostics).

3.2 Both Parties acknowledge that the Research and Development (R&D) process is inherently uncertain and may be subject to delays or modifications due to unforeseen technical, regulatory, or operational challenges, etc. Both Parties shall collaborate in good faith to develop and implement a mitigation plan to address the impact of any delay or modification.

4.	Payments

4.1	Payments by Q&A to Qi Diagnostics will be milestone-based as follows:

Milestone 1 Payment:

●	USD $25,000 was paid upfront upon signing the MOU;

●	USD $35,000 within 5 business days of the mutual signing of this Agreement;

●	$30,000 within 30 days of signing this agreement;

●	$30,000 within 60 days of signing this agreement.

Milestone 2 Payment: Upon completion of Milestone 1 as defined in this agreement (Total of USD $180,000)

●	USD $90,000 due in Week 1 of this stage;

●	USD $90,000 due in Week 7 of this stage.

Milestone 3 Payment: Upon completion of Milesteon 2 as defined in this agreement (Total of USD $300,000. Excluding trademark, IP and CE Mark expenses)

●	USD $150,000 due in Week 1 of this stage;

●	USD $150,000 due in Week 9 of this stage.

Milestone 4 Payment: Upon completion of milestone 3 (Total of USD $400,000. Excluding United States FDA registration expenses)

●	USD $200,000 due in Week 1 of this stage;

●	USD $200,000 is due on or before Week 13 of this stage.

4.2 Qi Diagnostics shall allocate all funds received to advance the Project and make every effort to achieve the goals set forth in the work plan. It is understood that payments made will not be subject to reimbursement from Qi Diagnostics.

4.3 No payments of any nature or expense reimbursements outside of the budget/payment schedule in this Agreement will be valid without mutual consent of both Parties.

5.	Ownership of Intellectual Property

5.1 The Parties will have global joint ownership of all Intellectual Property arising from the Project.

5.2 All jointly created Intellectual Property will be used exclusively for the Project unless otherwise agreed in writing.

5.3 Qi Diagnostics shall retain control over all Intellectual Property (IP) developed under this Agreement, including but not limited to rights related to protection, licensing, enforcement, commercialization, transferring and dispute resolution. The Parties agree to act in alignment (“Collaborative Partners”), Q&A agrees to act in accordance with Qi Diagnostics’s decisions regarding the IP.

5.4 Q&A’s ownership percentage in the IP shall be calculated as follows upon full payment for each completed milestone:

Milestone	Payment Amount	Ownership Percentage for Q&A
Milestone 1 (Completed)	$120,000	6%
Milestone 2 (Completed)	$180,000	9%
Milestone 3 (Completed)	$300,000	15%
Milestone 4 (Completed)	$400,000	20%
Total	$1,000,000	50%

Ownership percentages are granted only upon full payment for the corresponding milestone. Partial payments or incomplete milestones do not entitle to the ownership stake.

5.5 Third-party investments in the Project will be accommodated if required to fund the development, with ownership shared proportionally based on the investment contributions of Q&A and the third parties. Qi Diagnostics shall maintain no less than 50% ownership stake at all times.

5.4 During Phase 4 of this co-development Project, Qi Diagnostics and Q&A will engage in good faith negotiations to form a USA-based Joint Venture (or other acceptable entity formation) established and positioned to assume all USA regulatory and commercial operations required to bring the device to various US markets.

6.	Confidentiality

6.1 Definition of Confidential Information: (a) “Confidential Information” means nonpublic information revealed by or through a Party (whether in writing, orally or by another means) (the “Disclosing Party”) to another Party (the “Receiving Party”) including, without limitation, (i) either the fact that discussions or negotiations are taking place concerning a possible arrangement among the Parties or any of the terms, conditions or other facts with respect to any such possible arrangement, including the status thereof; (ii) information expressly or implicitly marked or disclosed as confidential, including, without limitation, all forms and types of financial, business, scientific, technical, economic, or engineering information including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing; (iii) information traditionally recognized as proprietary trade secrets; and (iv) all copies of any of the foregoing or any analyses, studies or reports that contain, are based on, or reflect any of the foregoing.

6.2 Confidentiality: At all times, the Recipient shall protect and preserve the Confidential Information as confidential, using no less care than that with which it protects and preserves its own highly confidential and proprietary information (but in no event less than a reasonable degree of care), and shall not use the Confidential Information for any purpose except to evaluate a possible business arrangement with the Disclosing Party (the “Limited Purpose”). The Recipient may disclose, distribute or disseminate the Confidential Information to any of its officers, directors, members, managers, partners, employees, agents or other persons (its “Representatives”) provided that those Representatives have a need to know and such Representatives are bound by confidentiality obligations at least as restrictive as those contained herein. The Recipient shall not disclose, distribute or disseminate the Conﬁdential Information to any third party without the prior written consent of the Disclosing Party. The Recipient shall at all times remain responsible for any violations of the confidentiality obligations of this Agreement by any of its Representatives.

6.3 Return of Confidential Information: Promptly following the request of the Disclosing Party, the Recipient and its Representatives shall return to the Disclosing Party, or, at the Disclosing Party’s option, destroy all materials that are in written, electronic or other tangible form (including, without limitation, all written or printed documents, notes, memoranda, email, computer disks or tapes (whether machine or user readable), or computer memory, whether or not prepared by Recipient) that contain, summarize or abstract any portion of the Confidential Information, including, without limitation, all copies, extracts and derivations of such materials. In addition, upon the request of the Disclosing Party, the Recipient shall certify to the Disclosing Party in writing the Recipient’s and its Representatives’ compliance with its obligations pursuant to this Section 6.

6.4 Ownership of Confidential Information: The Recipient acknowledges and agrees that, as between the Recipient and the Disclosing Party, the Confidential Information, together with all intellectual property rights embodied therein (including, but not limited to, all patent rights, inventions (whether patentable or not), concepts, ideas, algorithms, formulae, processes, methods, techniques, copyrights, copyrightable works, trade secrets, know-how, and trademarks), are the sole and exclusive property of the Disclosing Party. The Disclosing Party shall retain all right and title to all proprietary rights in the Confidential Information and to any other intellectual property owned or otherwise provided by the Disclosing Party. The Recipient shall not have the right to use the intellectual property rights embodied in the Confidential Information for any purpose other than the Limited Purpose.

6.5 Exclusions from the Definition of “Confidential Information”: The term “Confidential Information” does not include information which: (a) is or becomes generally available to the public other than as a result of disclosure by the Recipient or its Representatives (or any person to whom the Recipient or its Representatives disclosed such information); (b) was known by the Recipient prior to its disclosure by the Disclosing Party; (c) was independently developed by Recipient without use of the Confidential Information; or (d) becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party, provided that such source is not bound by a confidentiality agreement, confidentiality obligation or fiduciary duty which prohibits disclosure and the Recipient has no reason to believe that such source may be restricted from making such disclosure.

6.6 Compelled Disclosure: In the event the Recipient becomes or may become legally compelled to disclose any Confidential Information (whether by applicable law or regulation, order, deposition, interrogatory, request for documents, subpoena, civil investigative demand or other process or otherwise), the Recipient shall provide to the Disclosing Party prompt prior written notice of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Disclosing Party waives compliance with the provisions hereof, the Recipient shall furnish only that portion of the Confidential Information which it is advised by counsel is legally required to be disclosed, and shall use its best efforts to insure that confidential treatment shall be afforded such disclosed portion of the Confidential Information.

6.7 Specific Performance and Injunctive Relief: The Parties acknowledges that in the event of a material breach of the confidentiality provisions of this Agreement by either Party or its Representatives, substantial injury could result to the Disclosing Party and money damages will not be a sufficient remedy for such breach. Therefore, in the event that the Recipient or its Representatives engage in, or threaten to engage in any act which violates any confidentiality provisions of this Agreement, the Disclosing Party shall be entitled, in addition to all other remedies which may be available to it under law, to injunctive relief (including, without limitation, temporary restraining orders, or preliminary or permanent injunctions) and specific enforcement of the terms of this Agreement. The Disclosing Party shall not be required to post a bond or other security in connection with the granting of any such relief.

6.8 No Warranties; No License: The Confidential Information is provided “as is” and the Disclosing Party makes no representations or warranties, express or implied, with respect to the Confidential Information and shall have no liability to the Recipient or any other person or entity for any reliance upon the Confidential Information by the Recipient or such other person or entity. THE DISCLOSING PARTY SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND TO THE RECIPIENT, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND THOSE WARRANTIES ARISING FROM A COURSE OF PERFORMANCE, A COURSE OF DEALING OR TRADE USAGE. Nothing contained herein shall be construed, either expressly or implicitly, to grant to the Recipient any rights to technology or license under any patent, copyright, trademark or other intellectual property right, now or hereinafter in existence, except for the Limited Purpose.

6.9 The obligations of confidentiality shall survive for five (5) years following termination of this Agreement, except for trade secrets, which shall be held in confidence for as long as such information remains a trade secret.

7.	Regulatory Compliance

7.1 Clinical testing and validation of the Cannabis Breathalyzer shall occur in cannabis- legalized jurisdictions within the United States.

7.2 Q&A will leverage its regulatory expertise to facilitate the regulatory pathway, clinical trials and approval process as needed in the United States and may potentially extend to Canada, U.K. and European Union.

7.3 The funding and execution for regulatory compliance are excluded from this agreement and requires further negotiation between both parties.

8.	Term and Termination

8.1 This Agreement shall commence on the Effective Date and continue until the completion of all Milestones unless terminated earlier.

8.2 Either Party may terminate this Agreement upon the date on which the Parties mutually agree in writing to such termination. In addition, notwithstanding anything in this Agreement to the contrary, either Party may terminate this Agreement for any reason in its sole discretion by providing written notice to the other Party at least thirty (30) calendar days prior to the termination date (the date of termination is referred to herein as the “Termination Date”). Termination under this Section 8.2 shall not relieve either Party of obligations and IP rights accrued prior to termination..

8.3 All provisions of Section 5 (Ownership of Intellectual Property), including ownership percentages, control rights, and obligations, shall survive termination or expiration of this Agreement. Qi Diagnostics retains exclusive control over all Project-related IP, Q&A’s ownership stake (if accrued) shall be non-voting and limited to passive financial entitlements.

8.4 Q&A shall cooperate with Qi Diagnostics to execute any documents (e.g., patent assignments, licenses) necessary to formalize any retained IP rights post-termination.

8.5 Upon termination, all Confidential Information must be returned to the Disclosing Party or, at the Disclosing Party’s option, destroyed. The Receiving Party must certify in writing that all such materials have been returned or destroyed, including any analyses, summaries, or reports containing Confidential Information, in accordance with the confidentiality provisions outlined in Section 6 of this Agreement.

9.	Governing Law

9.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, USA, without regard to its confiict of laws principles.

9.2 Any dispute, controversy, or claim arising out of or relating to this Agreement, including its interpretation, breach, termination, or validity, shall be finally resolved by binding arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) in accordance with the HKIAC Rules in force at the time of the arbitration.

9.3 The illegality, invalidity, or unenforceability of any provision shall not in any manner affect or render illegal, invalid, or unenforceable any other provision of this Agreement. Such provision and this Agreement generally shall be reformed, construed, and enforced so as to most nearly give lawful effect to the intent of the Parties as expressed in this Agreement.

10.	Entire Agreement

This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes any and all existing or prior agreements and communications, whether written or oral, relating to the subject matter hereof. No modification of this Agreement shall be effective unless it is in writing and signed by an authorized representative of each Party.

11.	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Signatures

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Q&A Distribution LLC.:

By:	/s/ Luisa Ingargiola_
Name:	Luisa Ingargiola
Title:	CFO

QI DIAGNOSTICS LIMITED:

By:	/s/ Grover Cheung
Name:	Grover Cheung
Title:	CEO